UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

April 13, 2018

Date of Report (Date of earliest event reported)

DASEKE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-37509 (Commission File Number)	47-3913221 (IRS Employer Identification No.)

15455 Dallas Parkway, Suite 550 Addison, Texas		75001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 248-0412

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act   ☐

Item 1.01Entry into a Material Definitive Agreement

On April 13, 2018, Daseke, Inc. (the “Company”) and Daseke Companies, Inc., a wholly owned subsidiary of the Company (“Daseke Purchaser”), entered into an Arrangement Agreement (the “Agreement”) with Aveda Transportation and Energy Services Inc., a corporation existing under the laws of the Province of Alberta (“Aveda”), 1277119 Alberta Ltd., Rodan Transport (U.S.A.) Ltd. and 2111943 Alberta Ltd.

Pursuant to the Agreement, and subject to the terms and conditions thereof, among other things, Daseke Purchaser has agreed to acquire all of the outstanding common shares of Aveda, and each of the holders of Aveda common shares (other than those who have properly exercised their rights of dissent) will receive, at the holder’s election, C$0.90 in cash, 0.0751 shares of the Company’s common stock or a combination thereof in exchange for each Aveda common share. In addition, the Company has agreed to pay to the holders of Aveda common shares (other than those who have properly exercised their rights of dissent) up to C$0.45 in cash per Aveda common share, which amount is contingent on and based upon Aveda’s Company EBITDA (as defined in the Agreement) meeting certain thresholds set forth in the Agreement during the period specified in the Agreement.

The Agreement contains customary representations and warranties by the Company, Daseke Purchaser and Aveda. In addition, subject to certain exceptions set forth in the Agreement, Aveda has agreed not to solicit any offer or proposal that constitutes, or may reasonably be expected to constitute or lead to, specified alternative transactions or participate in discussions regarding any such offer or proposal. Subject to certain exceptions set forth therein, the Agreement also requires Aveda to call and hold a shareholders’ meeting (the “Aveda Shareholder Meeting”) to approve the transactions contemplated by the Agreement (the “Transactions”) and requires Aveda’s board of directors to recommend Aveda’s shareholders approve the Transactions.

Consummation of the Transactions is subject to certain closing conditions, including, among others, approval of the Transactions by not less than 66 2/3% of the votes cast by Aveda’s shareholders present in person or represented by proxy at the Aveda Shareholder Meeting, approval of the Transactions by the Court of Queen’s Bench of Alberta (the “Court”) and receipt of applicable regulatory approvals and certain third party consents.

The Agreement provides for the payment of a US$2.9 million fee by Aveda to the Company upon the termination of the Agreement under certain circumstances, including Aveda’s board of directors changing its recommendation that Aveda’s shareholders approve the Transactions or Aveda terminating the Agreement to enter into an agreement that constitutes a “Company Superior Proposal” (as defined in the Agreement).

The Transactions have been unanimously approved by the Company’s board of directors and Aveda’s board of directors.  In addition, in accordance with the Agreement, all of Aveda’s directors and senior officers and two of Aveda’s shareholders have entered into voting and support agreements with the Company and Daseke Purchaser pursuant to which, subject to the terms thereof, such shareholders have agreed, among other things, (i) to vote their shares in favor of the Transactions and against any alternative transaction, (ii) not to transfer any shares subject to their respective voting and support agreements, subject to certain exceptions, and (iii) not to exercise rights of appraisal or dissent in connection with the Transactions. The voting and support agreements will terminate on the earlier of the consummation of the Transactions and the date that the Agreement is terminated. The Aveda shareholders subject to the voting and support agreements represent a combined ownership of approximately 25% of Aveda’s outstanding common shares.

The description above of the Agreement is not complete and is qualified in its entirety by reference to the terms of the Agreement, a copy of which is filed as Exhibit 2.1 and is incorporated herein by reference.

Item 3.02Unregistered Sales of Equity Securities

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Agreement is incorporated herein by reference.

Any shares of the Company’s common stock that will be issued pursuant to the Agreement will be issued in reliance upon Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), which exempts from the registration requirements of the Securities Act any securities that are issued in exchange for one or more bona fide outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court expressly authorized by law to grant such approval. Pursuant to the Agreement, the Plan of Arrangement attached to the Agreement will be submitted to the Court for an interim order providing for, among other things, the calling and holding of the Aveda Shareholder Meeting. Following the requisite approval by Aveda’s shareholders and a hearing at which such persons will have the right to appear, Aveda will seek a final order from the Court as to the fairness of the Plan of Arrangement. Such final order is a condition to the consummation of the Transactions, including the issuance of any shares of the Company’s common stock to Aveda’s shareholders.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

2.1  Arrangement Agreement, dated April 13, 2018, by and among Daseke, Inc., Daseke Companies, Inc., Aveda Transportation and Energy Services Inc., 1277119 Alberta Ltd., Rodan Transport (U.S.A.) Ltd. and 2111943 Alberta Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DASEKE, INC.

April 17, 2018	By:	/s/ Angie J. Moss
	Name:	Angie J. Moss
	Title:	Senior Vice President, Chief Accounting Officer, Corporate Controller and Assistant Secretary